Exhibit 10.6

RULES OF THE

OBSEVA SA (OBSEVA LTD)

INCENTIVE PLAN

ARTICLE 1 – DEFINITIONS

In these rules, except where the context otherwise requires:

1.1 “ObsEva” or “the Company”	means ObsEva SA (ObsEva Ltd), a company incorporated in the Canton of Geneva, Switzerland;

1.2 “Issuance”	means the issuance of Non-Voting Shares of the Company to Beneficiaries;

1.3 “Directors”	means the Board of Directors of the Company or a duly authorized committee thereof;

1.4 “Beneficiaries”	means any Beneficiary of Non-Voting Shares eligible for awards under the Plan such as Directors, employees, advisors (including scientific consultants) and agents of the Company;

1.5 “Service”	means service as a Director, an employee, an advisor (including scientific consultant) or as an agent of the Company;

1.6 “Issuance Agreement”	means an agreement issued pursuant to Article 3 of this Plan;

1.7 “Issuance Date”	means the date on which Non-Voting Shares are issued to Beneficiaries pursuant to Article 4 of the Plan;

1.8 “Par value”	means face value as stated in the Articles of association of the Company;

1.9 “Restriction Period”	means the period during which Non-Voting Shares are blocked and cannot be transferred in accordance with the terms of this Plan and the terms of the Issuance Agreement;

1.10 “Non-Voting Shares”	means the registered Non-Voting Shares with a par value of CHF 1.- issued by the Company;

1.11 “this Plan”	means the incentive plan contemplated by these Rules in its present form or as from time to time amended in accordance with the provisions of Article 15;

1.12 “Termination for cause”	means (i) the termination by the Company of a Non-Voting Shareholder’s employment by an immediate dismissal within the meaning of Article 337 of the Swiss Federal Code of Obligations, as the case may be recognized by competent courts, including the Swiss Federal Tribunal, as well as (ii) any other termination by the Company of a Non-Voting Shareholder’s Service for reasons including but not restricted to (a) a Beneficiary’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) a Beneficiary’s material breach of any agreement between such Beneficiary and the Company, (c) a Beneficiary’s material failure to comply with the Company’s written policies or rules, which causes material harm to the Company, (d) a Beneficiary’s gross negligence or willful misconduct, (e) a

Beneficiary’s continuing and material failure to perform assigned and achievable duties after receiving written notification of the failure from the Directors or (1) a Beneficiary’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its Directors, officers or employees, if the Company has requested such Beneficiary’s cooperation;

1.13 “Changes in Control”

means (i) the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets or of the main and most economically important asset(s) of the Company leading to a transfer of the ownership of the voting securities in which a person or an entity obtains more than 50% voting rights in the Company, and

ii) in any case, when a person further to the aforementioned transaction beneficially owns more than 50% of the voting rights of the Company, directly or indirectly, and

iii) in any case, when a corporation or other entity resulting from or surviving the aforementioned transaction owns, as a result of the transaction, more than 50% of the voting rights of the Company or all or substantially all assets or the main or most economically important asset(s) of the Company, either directly, or indirectly through one or more subsidiaries.

For the sake of clarity, a change in the beneficial ownership of the securities of the Company as a result of a private financing of the Company that is approved by the Directors shall not be deemed to constitute a Change of control.

For the avoidance of doubt, an Initial Public Offering (“IPO”) or any subsequent public offering is not deemed to constitute a Change in Control.

1.14 “Fair Market Value”	means the fair market value of a Non-Voting Share, as determined by the Directors in accordance with common practice on the basis of the last statutory financial statements such as approved by the General Meeting of the Shareholders. Such determination shall be conclusive and binding on all persons;

1.15 “Non-Voting Shareholder”	means the holder of Non-Voting Shares.

1.16 Words or expressions:

1.16.1. when denoting masculine gender include the feminine;

1.16.2. when denoting the singular include the plural and vice versa.

ARTICLE 2 — GRANT OF NON-VOTING SHARES

Subject to the Rules of this Plan and to the approval of the Directors, the Company may at any time and at its absolute discretion determine:

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•	The Beneficiaries to whom Non-Voting Shares may be granted;

•	The time or times at which Non-Voting Shares may be granted, and

•	The number of Non-Voting Shares which may be granted.

ARTICLE 3 — ISSUANCE AGREEMENT

Each issuance shall be evidenced by an Issuance Agreement signed by the Company and the relevant Beneficiary in such form and with such terms and conditions as the Directors shall determine.

The Issuance Agreement shall include by reference the terms of this Plan as a condition under which Non-Voting Shares are issued.

In case of any conflicts or inconsistencies between the terms of this Plan and the terms of the Issuance Agreement, the terms of the Issuance Agreement shall prevail to the extent of any such conflicts or inconsistencies.

ARTICLE 4 — ACCEPTANCE OF ISSUANCE

The Beneficiary shall have ten (10) days from the date on which the Issuance Agreement is issued to notify the Company, by signing and returning a copy of the original Issuance Agreement, that he accepts the grant of Non-Voting Shares. Failure to return such copy Issuance Agreement, duly signed, within such ten (10) day period shall be deemed to constitute the Beneficiary’s non-acceptance of such grant, in which case the Non-Voting Shares shall, for all purposes, be deemed never to have been granted.

By accepting the grant of Non-Voting Shares, the Beneficiary is deemed to have accepted the Non-Voting Shares subject to the terms and conditions contained in the Rules of this Plan.

ARTICLE 5 — ISSUE PRICE

The Issuance Agreement shall provide that Non-Voting Shares shall be issued to the Beneficiaries against payment of the par value of Non-Voting Shares.

The respective Issuance Agreement may also provide that Non-Voting Shares shall be issued to the Beneficiaries against payment of a higher amount (as the case may be against payment of the fiscal value of the Non-Voting Shares at the time of the Issuance of the latter).

ARTICLE 6 — DELIVERY OF NON-VOTING SHARES

The Company shall deliver the number of Non-Voting Shares specified in the Issuance Agreement no later than fourteen (14) days after receipt of the fully payment of the amount set out in Article 6.

At the Company’s absolute discretion, the delivery of the Non-Voting Shares shall be deemed to be accomplished by the sole record of the Non-Voting Shares in any appropriate Registry of Non-Voting Shares as determined by the Company.

ARTICLE 7 — NON-VOTING SHARES ESCROW

In the event that the Non-Voting Shares are being physically issued and delivered to the Beneficiaries, they may, upon discretion of the Directors, be held in escrow by the Company.

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ARTICLE 8 — RESTRICTION PERIOD

Save as otherwise provided by other Rules of this Plan, Non-Voting Shares issued to the Beneficiaries under this Plan shall be subject to the following Restriction Periods:

•	1/4 of the total number of Non-Voting Shares issued under this Plan shall vest after a period of twelve (12) months following the Issuance Date.;

•	1/36 of 3⁄4 of the total number of Non-Voting Shares shall vest on the 25th of every month starting from the first anniversary of the Issuance Date and over a further period of thirty-six (36) months.

The Directors may at their absolute discretion provide for a different restriction period in the Issuance Agreement, in particular to take into account the work performed by the Beneficiaries until the issuance of the Non-Voting Shares.

Save as otherwise provided by other Rules of this Plan or as otherwise determined by the Directors at their absolute discretion in the Issuance Agreement, no Non-Voting Shares issued under this Plan shall be transferred, assigned, charged, or otherwise alienated during the Restriction Periods, provided always that on the death of a Beneficiary, the Non-Voting Shares may be transferred to his heirs.

After the expiration of the relevant Restriction Periods, any Non-Voting Share shall be subject to the restrictions of transferability such as provided for by the Swiss Federal Code of Obligations and by the articles of association of the Company.

ARTICLE 9 — RETRANSFER OBLIGATION IN CASE OF TERMINATION OF SERVICE

In case of termination of Service, the following Rules apply:

Article 9.1. — In general

Save as otherwise determined by the Directors at their absolute discretion in the Issuance Agreement, if a Non-Voting Shareholder is subject to notice to terminate his Service within the Company (irrespective of whether such notice is given by the Company or the Non-Voting Shareholder), then the Company shall have the right, but not the obligation, to re-acquire, and the Beneficiary hereby agrees to sell and retransfer to the Company upon request of the Company, all Non-Voting Shares issued to the Beneficiary and still subject to a Restriction Period as at the day when such notice is given at the issue price per Non-Voting Share as set forth in Article 5, respectively in the respective Issuance Agreement.

The Beneficiary shall have no further Non-Voting Shareholder rights with respect to those retransferred Non-Voting Shares.

Any right of the Company to repurchase Non-Voting Shares as per this Article shall be exercised within 90 days following the effective date of termination of the services.

Article 9.2. — In case of Termination for cause by the Company

Save as otherwise determined by the Directors at their absolute discretion in the Issuance Agreement, if a Non-Voting Shareholder is subject to notice to terminate his Service within

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the Company for cause (such notice being given by the Company), the Company shall have the right, but not the obligation, to re-acquire, and the Beneficiary hereby agrees to sell and retransfer to the Company upon request of the Company, all Non-Voting Shares (whether restricted or not) issued to the Beneficiary, at the par value of the Non-Voting Share at the time of retransfer of the Non-Voting Shares. For the avoidance of doubt, the retransfer shall occur at the par value of the Non-Voting Shares at the time of the retransfer of the Non-Voting Shares, even if this par value is lower than the issue price as set forth in the respective Issuance Agreement.

Article 9.3. — In case of death, invalidity or retirement of the Non-Voting Shareholder

Save as otherwise determined by the Directors at their absolute discretion in the Issuance Agreement, if a Non-Voting Shareholder’s Service has ceased for cause of death, invalidity or retirement, then the Company shall have the right, but not the obligation, to re-acquire, and the Beneficiary (or his legal representative) hereby agrees to sell and retransfer to the Company upon request of the Company, all Non-Voting Shares issued to the Beneficiary and still subject to a Restriction Period as at his last day of Service before the death, invalidity or retirement occurs at least at the Fair Market Value of the Non-Voting Share at the time of the retransfer of the Non-Voting Shares.

ARTICLE 10 — RETRANSFER OBLIGATION IN CASE OF CHANGE IN CONTROL

If a Change in Control occurs, then all Non-Voting Shares issued to the Beneficiary (whether or not subject to a Restriction Period) shall be immediately retransferred to the Company. The Company shall repay to the Beneficiary a price per Non-Voting Share at least equivalent to the Fair Market Value of the Non-Voting Share as determined at the time of the Change in Control and for the purpose of the Change in Control.

The Beneficiary shall have no further Non-Voting Shareholder rights with respect to those Non-Voting Shares.

ARTICLE 11 — NON-VOTING SHAREHOLDER RIGHTS

Subject to the provisions of this Plan, the Beneficiary shall have full Non-Voting Shareholder rights with respect to any Non-Voting Shares issued to him under this Plan, regardless whether these Non-Voting Shares are still subject to any Restriction Period.

Accordingly, the Non-Voting Shareholder shall receive any regular cash dividends paid on such Non-Voting Shares.

However, any new, substituted or additional securities distributed by the Company by reason of any Non-Voting Share dividend, Non-Voting Share split, re-capitalization, combination of Non-Voting Shares or exchange of Non-Voting Shares (as the case may be against Shares before any Initial Public Offering (“IPO”) or any subsequent public offering) shall be subject to the same Restriction Period as the restricted Non-Voting Share.

ARTICLE 12 — TAXATION AND SOCIAL SECURITY

Any liability to taxation and social security contributions as may be incurred by the Non-Voting Shareholder and arising in respect of the grant of the said Non-Voting Shares or the delivery or sale of the said Non-Voting Shares or otherwise in connection with this Plan shall

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be for the account of the Non-Voting Shareholder. No liability is assumed by the Company in respect thereof. Where, in relation to Non-Voting Shares granted under this Plan, the Company is liable, or in accordance with current practice is believed to be liable, to account to any revenue or other authority for any sum in respect of any tax or social security liability of the Non-Voting shareholder, the Non-Voting Share may not be delivered unless the Non-Voting Shareholder has beforehand either paid to the relevant Company an amount sufficient to discharge the liability or agreed with the relevant Company some other arrangement to ensure that such an amount is available to discharge the liability.

The Non-Voting Share Issuance duty (if any) shall be paid by the Company.

ARTICLE 13 — PREVENTION OF ACQUIRED RIGHTS/ NO CLAIM FOR COMPENSATION

This Plan shall not form part of any contract of Service between the Company and a Beneficiary.

Any grants or entitlements to additional awards of Non-Voting Shares under this Plan are absolutely at the Company’s discretion and a Beneficiary shall have no right to be granted Non-Voting Shares or any entitlement awards of Non-Voting Shares under this Plan.

Consequently, any value or benefit derived from any Non-Voting Share shall not be considered as part of the salary or compensation of any Non-Voting Shareholder for purposes of calculating any severance, resignation, redundancy or other end-of-service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind.

Nothing in the Rules of this Plan shall be construed as conferring on any Beneficiary the right to continue as a Director, an employee, an advisor (including scientific consultant) or an agent of the Company, nor as preventing the Company from terminating the Service of a Beneficiary.

If any Non-Voting Shareholder shall cease for any reason to serve the Company, his rights and benefits under this Plan (actual or prospective) or in connection therewith or any loss thereof shall not in any way entitle him to claim for compensation against the Company and shall not be taken into account in assessing any compensation to which he may otherwise be entitled, notwithstanding that he may have been dismissed in breach of his contract of Service.

ARTICLE 14 — AMENDMENTS TO THIS PLAN

The Company may from time to time amend any of the Rules of this Plan, provided that no amendment of this Plan shall be made without the consent of the Non-Voting Shareholders which would have the effect of abrogating or altering adversely any of their rights.

In the event that some but not all Non-Voting Shareholders agree to such proposed amendment, this Plan may be amended to so affect the rights of consenting Non-Voting Shareholders whilst leaving the rights of dissenting Non-Voting Shareholders unchanged.

The Company may also from time to time amend any of the Rules of this Plan, in agreement with its Board of Directors, in its sole discretion, and without the consent of the Non-Voting

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Shareholders, to obtain a tax treatment deemed appropriate by the Company in agreement with the Board of Directors.

Written notice of any amendment made or to be made in accordance with this Article shall be given to all Non-Voting Shareholders.

ARTICLE 15 — NOTICES

Any notice or other document required to be given hereunder to any Beneficiary shall be delivered to him personally, distributed to him by electronic mail with a delivery confirmation or sent by registered mail to his home address according to the records of the Company or such other address as may appear to be appropriate.

Any notice, form or other document required to be given to the Company shall be delivered by hand, registered mail, by electronic mail with delivery confirmation or by telefax to either the registered or administrative office of the Company.

Notices sent by mail shall be deemed to have been received on the second day following the date of posting. Notices sent by telefax shall be deemed to have been received at the time of transmission. Notices sent by electronic mail shall be deemed to have been received on the date shown on the delivery confirmation.

ARTICLE 16 — SETTLEMENT OF DISPUTES

The decision of the Company in any dispute or question relating to any Non-Voting Share or arising in connection with the operation of this Plan shall be final and conclusive, provided that it has been made in accordance with the Rules of this Plan.

Any dispute as to whether any such decision was made in accordance with the Rules of this Plan or any other dispute shall be resolved by the courts of the Canton of Geneva, subject to appeal to the Swiss Federal Tribunal.

The Rules of this Plan shall be governed by, and disputes arising in connection therewith settled in accordance with, Swiss law.

ARTICLE 17 — MISCELLANEOUS

Article 17.1 — Modifications

The Rules of this Plan set the minimum terms. Every time the present Rules of this Plan can be modified or adjusted by the Company or the Board of Directors, such modifications can only be made in favour of the Beneficiary of the Non-Voting Shares.

Article 17.2. — Invalidity

Should any of the Rules of this Plan become, or be held to be, in whole or in part, invalid, ineffective or unenforceable, all other Rules shall remain in full force and effect. Any invalid, ineffective or unenforceable Rules will be deemed to be automatically amended and replaced by valid, effective and enforceable provisions, which accomplish as far as possible the purpose and intent of this Plan with respect to the invalid, ineffective or unenforceable Rules.

Article 17.3. — Data privacy

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By participating in this Plan, the Beneficiary authorizes the Company and/or any person or entity authorized by the Company in connection with the implementation or administration of this Plan, as often as the Company or any such other person or entity may deem necessary for the purpose of implementing or administering the Plan, and to the full extent permitted by, and in full compliance with, applicable law, to access, store or process any personal data relevant to the Plan relating to the Beneficiary.

To the extent permitted by applicable law, neither the Company, nor any other person or entity authorized by the Company in connection with the implementation or administration of this Plan, will be liable for any loss or damage, whether direct, indirect or consequential, incurred by the Beneficiary as a result of any use of the Beneficiary’s personal data pursuant to this Article.

Article 17.4. — Compliance with foreign laws

The Company will have the authority to adopt such modifications, procedures and addenda in respective of this Plan as may be necessary or desirable to comply with the provisions of the laws of those countries in which the Company may operate this Plan to assure the viability of the benefits from non-Voting Shares issued to Beneficiaries employed in such countries and to meet the objectives of the Plan.

ARTICLE 18 — EFFECTIVE DATE

These Rules are effective as of 26 November 2013.

Adopted in Geneva as of 26 November 2013.

Annette Clancy, Chair of the Board	Ernest Loumaye, CEO & Member of the Board

/s/ Anette Clancy	/s/ Ernest Loumaye

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ISSUANCE AGREEMENT

OBSEVA SA INCENTIVE PLAN

This ISSUANCE AGREEMENT is made on                      by and between ObsEva SA, a Swiss corporation, with its seat in Plan-Ies-Ouates, Switzerland (the “Company”) and                      (the “Holder of Shares”).

In consideration of the mutual covenants and agreements herein contained and pursuant to the Company’s Incentive Plan of 26 November 2013 (the “Plan”), as amended, the Company and the Holder of Shares agree as follows:

The Company offers to the Holder of Shares the right to acquire the following number of Non-Voting Shares (“Bons de Participation”) according to the terms and conditions specified below and in the Plan, in particular Article 9 of the Plan:

Number of Non-Voting Shares:	[ ]

Purchase Price (per unit):	[ ]

Restriction Period:

- [                    ].

As per Article 4 of the Plan, this Issuance Agreement (duplicate) shall be returned countersigned and dated to the Company by                     .

The signature of this Issuance Agreement by the Holder of Shares implies his express and complete acceptance of the terms set forth in the Plan, in this Issuance Agreement or in any other document related hereto.

All notices to the Company shall be delivered to ObsEva SA, 12, chemin des Aulx, Plan-les-Ouates, Switzerland, attn Equity Incentive Plan Administrator, and all notices to the Holder of Shares may be given to the Holder of Shares personally or may be mailed to the Holder of Shares                     , or at such other address as the Holder of Shares may designate by written notice to the Company.

This Issuance Agreement and any related document shall be governed by and construed according to Swiss law.

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Any dispute, controversy or claim arising out of or in relation with this Issuance Agreement shall be resolved by the courts of the Canton of Geneva, subject to appeal to the Swiss Federal Tribunal.

IN WITNESS THEREOF, the parties have executed this Issuance Agreement in duplicate as of the time and place first above written.

ObsEva SA	[ ]

Date	Date

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